Exhibit 10.3
DYNEX CAPITAL, INC.
2025 STOCK AND INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD
This Restricted Stock Unit Award Agreement (this “Agreement”) is made as of March 4, 2026 (the “Grant Date”), by Dynex Capital, Inc., a Virginia corporation (the “Company”), to Michael Sartori, an Employee of the Company (the “Participant”).
RECITALS
WHEREAS, the Dynex Capital, Inc. 2025 Stock and Incentive Plan (as may be amended from time to time, the “Plan”) permits the grant of Restricted Stock Units in accordance with the terms and provisions of the Plan;
WHEREAS, the Company desires to grant Restricted Stock Units to the Participant, and the Participant desires to accept such Restricted Stock Units, on the terms and conditions set forth herein and in the Plan; and
WHEREAS, the applicable provisions of the Plan are incorporated into this Agreement by reference, including the definitions of terms contained in the Plan (unless such terms are otherwise defined herein).
NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:
1.    Award of Restricted Stock Units.
The Company hereby awards to the Participant 25,054 Restricted Stock Units (hereinafter, the “Restricted Stock Units”), subject to the vesting and other conditions of this Agreement.
2.    Vesting.
(a)    General Vesting Terms. Provided the Participant remains employed by the Company or a Subsidiary through the February 28, 2029 (the “Vesting Date”) and meets all applicable requirements set forth in this Agreement, the Restricted Stock Units awarded pursuant to this Agreement shall vest in full as of the Vesting Date, except as set forth in Sections 2(b) and 2(c) below (the period over which the Restricted Stock Units vest is referred to as the “Period of Restriction”).
(b)    Involuntary Termination.
(i)    If the Participant terminates employment during the Period of Restriction because of an Involuntary Termination, whether before, on the date of, or after a Change of Control, the Participant’s unvested Restricted Stock Units will automatically vest in full on the date of such termination of employment.
(ii)    For purposes of this Agreement, the term “Involuntary Termination” shall mean the Participant’s termination of employment from the Company and its Subsidiaries on account of a termination by the Company or a Subsidiary without Cause, other than on account of death or Disability, provided the Participant signs and does not revoke a release and waiver of claims in favor of the Company and its Affiliates in a form provided by the Company (a “Release”).
(c)    Death or Disability. In the event of the Participant’s death or termination of employment on account of a Disability while employed by the Company or a Subsidiary during the Period of Restriction, the Participant’s unvested Restricted Stock Units will automatically vest in full on the date of the Participant’s death or termination of employment on account of Disability; provided that in the event the termination of employment is on account of Disability, the Participant signs and does not revoke a Release. For purposes of this Agreement, the term “Disability” shall have the meaning ascribed to such term in the Plan.
(d)    Other Termination. Except as provided in Sections 2(b) or 2(c), in the event of a termination of employment, the Participant will forfeit all Restricted Stock Units that do not vest either on or before the termination date. No Restricted Stock Units will vest after the Participant’s employment with the Company or a Subsidiary has terminated for any reason. For clarification purposes, in the event the Participant’s employment is terminated by the Company or a Subsidiary for Cause, the outstanding Restricted Stock Units (whether vested or unvested) held by the Participant shall immediately terminate and be of no further force or effect.
3.    Restricted Stock Units Account.
The Company shall establish a bookkeeping account on its records for the Participant and shall credit the Participant’s Restricted Stock Units to the bookkeeping account.
4.    Dividend Equivalents.
    Dividend equivalents shall accrue with respect to the Participant’s Restricted Stock Units and shall be payable subject to the same vesting terms and other conditions as the Restricted Stock Units to which they relate. Dividend equivalents shall be credited on the Restricted Stock Units when dividends are declared on shares of Stock from the Grant Date until the payment date for the vested Restricted Stock Units. The Company will keep records of dividend equivalents in a non-interest-bearing bookkeeping account for the Participant. No interest will be credited to any such account. Vested dividend equivalents shall be paid in cash at the same time and subject to the same terms as the underlying vested Restricted Stock Units. If and to the extent that the underlying Restricted Stock Units are forfeited, all related dividend equivalents shall also be forfeited.
5.    Conversion of Restricted Stock Units.
(a)    Except as otherwise provided in this Section 5, if the Restricted Stock Units vest in accordance with Section 2(a), the Participant shall be entitled to receive payment of the vested Restricted Stock Units within 60 days after the applicable Vesting Date.
(b)    If the Restricted Stock Units vest in accordance with Section 2(b) (Involuntary Termination) or Section 2(c) (death or Disability), the Participant shall receive payment of the vested Restricted Stock Units within 60 days after the date of the Participant’s termination of employment on account of Involuntary Termination, death, or Disability, as applicable, subject to the six month delay under Code Section 409A, if applicable, as described in Section 17 below.

(c)    On the applicable payment date, each vested Restricted Stock Unit credited to the Participant’s account shall be settled in whole shares of Stock of the Company equal to the number of vested Restricted Stock Units, subject to (i) the limitation of Section 5(d) below, (ii) compliance with the six-month delay described in Section 17 below, if applicable, and (iii) the payment of any federal, state and local withholding taxes as described in Section 13 below. The obligation of the Company to distribute shares of Stock shall be subject to the rights of the Company as set forth in the Plan and to all applicable laws, rules, regulations, and such approvals by governmental agencies as may be deemed appropriate by the Committee, including as set forth in Section 15 below.
(d)    For the avoidance of doubt, the Participant will forfeit all Restricted Stock Units if the Participant’s employment is terminated for Cause prior to the payment date under this Section 5.
6.    Certain Corporate Changes.
In the event of a stock dividend, stock split or combination of shares, spin-off, recapitalization or merger in which the Company is the surviving corporation, or other change in the Company’s capital stock (including, but not limited to, the creation or issuance to shareholders generally of rights, options or warrants for the purchase of common stock or preferred stock of the Company), the Committee shall adjust, as provided in the Plan, the number and class of shares or securities of the Company underlying the Restricted Stock Units held by the Participant, the maximum number of shares of Stock for which the Restricted Stock Units may vest, in each case, as appropriate to reflect the effect of such event or change in the Company’s capital structure in such a way as to preserve the value of the Restricted Stock Units. Any adjustment that occurs under the terms of this Section 6 or the Plan will not change the timing or form of payment with respect to any Restricted Stock Units except in accordance with Code Section 409A.
7.    Restrictive Covenants
(a)    Confidentiality and Non-Disclosure Covenant.
(i)    The Participant acknowledges and agrees that, during and at all times after the Participant’s employment with the Company and its Subsidiaries (collectively, “Dynex”), the Participant will have access to and become familiar with or exposed to Confidential Information (as such term is defined below), in particular, trade secrets, proprietary information, and other valuable business information of Dynex pertaining to Dynex’s business. The Participant agrees that during and at all times after the Participant’s employment with Dynex, except as otherwise permitted below, the Participant shall not, directly or indirectly (A) disclose any Confidential Information to any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), (a “Person”) (other than, only with respect to the period that the Participant is employed by Dynex, to an employee or outside advisor of Dynex who requires such information to perform such individual’s duties for Dynex or to a lender or business counterparty that requires such information to engage in a transaction with Dynex), or (B) use any Confidential Information for the Participant’s own benefit or the benefit of any third party. “Confidential Information” is Dynex’s business information that is not known to the general public or to the investment industry, such as marketing plans, trade secrets, financial information and records, customized software, data repositories, operation methods, personnel information, drawings, designs, information regarding product development, and customer lists. The foregoing obligation shall not apply to any Confidential Information that has been previously disclosed to the public by Dynex or with its permission, is in the public domain (other than by reason of a breach of the Participant’s obligations to hold such Confidential Information confidential), or is otherwise legitimately known by the Participant prior to the Participant’s employment with Dynex. Nothing in this Agreement shall prevent the Participant from retaining papers and other materials of a personal nature, such as personal diaries, personal calendars and personal addresses, and information relating to his compensation or relating to reimbursement of expenses, and copies of plans, programs and agreements relating to his employment or benefits. If the Participant is required or requested by a court or governmental agency to disclose Confidential Information, except as otherwise provided below, the Participant must notify the Chief Legal Officer of the Company of such disclosure obligation or request no later than three business days after the Participant learns of such obligation or request, and permit the Company to take all lawful steps it deems appropriate to prevent or limit the required disclosure.
(ii)    Nothing in this Agreement restricts or prohibits the Participant or the Participant’s counsel from initiating communications directly with, responding to any inquiry from, volunteering information to, or providing testimony before a self-regulatory authority or a governmental, law enforcement or other regulatory authority, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Financial Industry Regulatory Authority, the Congress, and any Office of Inspector General (collectively, the “Regulators”), from participating in any reporting of, investigation into, or proceeding regarding suspected violations of law, or from making other disclosures that are protected under or from receiving an award for information provided under the whistleblower provisions of state or federal law or regulation. The Participant does not need the prior authorization of the Company to engage in such communications with the Regulators, respond to such inquiries from the Regulators, provide Confidential Information or documents containing Confidential Information to the Regulators, or make any such reports or disclosures to the Regulators. The Participant is not required to notify the Company that the Participant has engaged in such communications with the Regulators. The Participant recognizes and agrees that, in connection with any such activity outlined above, the Participant must inform the Regulators that the information the Participant is providing is confidential.
(iii)    Federal law provides certain protections to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances. Specifically, federal law provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret under either of the following conditions:
    Where the disclosure is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or
    Where the disclosure is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
Federal law also provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.
(b)    Non-Competition Covenant. The Participant agrees that during the Participant’s employment with Dynex and for a period of one-year following any cessation of the Participant’s employment for any reason (the “Restricted Period”), the Participant shall not, directly or indirectly, render services within the Restricted Territory (as such term is defined below) as an employee, owner, consultant or in any capacity that is the same as or substantially similar to the services provided by the Participant for Dynex during the 12 months preceding the cessation of the Participant’s employment, on behalf of any person or entity that engages in a business that is the same as or substantially similar to, and competitive with, the business of Dynex at the time the Participant’s employment ceases. The foregoing covenant shall not prevent the Participant from holding a 10% or less interest in the equity or debt securities of any publicly traded company. The “Restricted Territory” shall mean the continental United States of America.
(c)    Non-Solicitation of Employees. During the Restricted Period, the Participant shall not, directly or indirectly, or through any third party, whether on the Participant’s own behalf or on behalf of any other Person or entity, (i) solicit or induce or endeavor to solicit or induce, divert, employ or retain, (ii) interfere with the relationship of Dynex with, or (iii) attempt to establish a business relationship of a nature that is competitive with the business of Dynex with, any person that is or was (during the last 30 days of the Participant’s employment with Dynex) an employee or independent contractor of Dynex with whom the Participant had material contact, supervisory authority, or strategic involvement during the 12 months preceding termination.
(d)    Work Product. The Participant agrees that all of the Participant’s work product (created solely or jointly with others, and including any intellectual property or moral rights in such work product), given, disclosed, created, developed or prepared in connection with the Participant’s employment with Dynex (“Work Product”) shall exclusively vest in and be the sole and exclusive property of Dynex and shall constitute “work made for hire” (as that term is defined under Section 101 of the U.S. Copyright Act, 17 U.S.C. § 101) with Dynex being the person for whom the work was prepared. In the event that any such Work Product is deemed not to be a “work made for hire” or does not vest by operation of law in Dynex, the Participant hereby irrevocably assigns, transfers and conveys to Dynex, exclusively and perpetually, all right, title and interest which the Participant may have or acquire in and to such Work Product throughout the world, including without limitation any copyrights and patents, and the right to secure registrations, renewals, reissues, and extensions thereof. Dynex or its designees shall have the exclusive right to make full and complete use of, and make changes to all Work Product without restrictions or liabilities of any kind, and the Participant shall not have the right to use any such materials, other than within the legitimate scope and purpose of the Participant’s employment with Dynex. The Participant shall promptly disclose to Dynex in writing the creation or existence of any Work Product and shall take whatever additional lawful action may be necessary, and sign whatever documents Dynex may require, in order to secure and vest in Dynex or its designee all right, title and interest in and to all Work Product and any intellectual property rights therein (including full cooperation in support of Dynex applications for patents and copyright or trademark registrations).
(e)    Enforcement. The Participant agrees that the Participant could cause harm to Dynex if the Participant solicited Dynex’s employees, lenders, or business away from Dynex, or misappropriated or divulged Dynex’s Confidential Information; and that as such, Dynex has legitimate business interests in protecting its goodwill and Confidential Information; and, as such, these legitimate business interests justify the restrictive covenants in this Section 7. The Company and the Participant acknowledge and agree that any breach by the Participant of any of the covenants or agreements contained in this Section 7 will result in irreparable injury to Dynex for which money damages could not adequately compensate such entity. Therefore, Dynex shall have the right (in addition to any other rights and remedies which it may have at law or in equity and in addition to the forfeiture requirements set forth in Section 7(f) below) to seek to enforce this Section 7 and any of its provisions by injunction, specific performance, or other equitable relief, without bond and without prejudice to any other rights and remedies that Dynex may have for a breach, or threatened breach, of the restrictive covenants set forth in this Section 7. The

Participant agrees that in any action in which Dynex seeks injunction, specific performance, or other equitable relief, the Participant will not assert or contend that any of the provisions of this Section 7 are unreasonable or otherwise unenforceable. Unless otherwise prohibited by applicable law, the Participant irrevocably and unconditionally (i) agrees that any legal proceeding arising out of this Agreement shall be brought only in the Eastern District of Virginia, Richmond Division, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Commonwealth of Virginia located in Henrico County, Virginia, (ii) consents to the sole and exclusive jurisdiction and venue of such court in any such proceeding, and (iii) waives any objection to the laying of venue of any such proceeding in any such court. The Participant also irrevocably and unconditionally consents to the service of any process, pleadings, notices, or other papers at the last known address on file and that service shall be complete upon mailing.
(f)    Remedies. The Participant acknowledges and agrees that in the event the Participant breaches any of the covenants or agreements contained in this Section 7 or the Participant’s employment is terminated by Dynex for Cause, including a determination by the Committee that the Participant has engaged in any activity, at any time, that would be grounds for termination of the Participant’s employment for Cause:
    (i)    The Committee may in its discretion determine that the Participant shall forfeit the outstanding Restricted Stock Units (without regard to whether the Restricted Stock Units have vested, except as to the vested shares where forfeiture of vested shares is expressly prohibited by law), and the outstanding Restricted Stock Units shall immediately terminate, and
    (ii)    The Committee may in its discretion require the Participant to return to the Company any shares of Stock received in settlement of the Restricted Stock Units; provided, that if the Participant has disposed of any shares of Stock received upon settlement of the Restricted Stock Units, then the Committee may require the Participant to pay to the Company, in cash, the Fair Market Value of such shares of Stock as of the date of disposition. The Committee shall exercise the right of recoupment provided in this Section 7(f)(ii) within (A) 180 days after the Committee’s discovery of the Participant’s breach of any of the covenants or agreements contained in this Section 7, or (B) within 180 days after the later of (A) the Participant’s termination of employment by Dynex for Cause, or (B) the Committee’s discovery of circumstances that, if known to the Committee, would have been grounds for termination for Cause; provided, however, that this right of recoupment shall not limit the Board’s recoupment authority under any applicable clawback or recoupment policy of the Board.
(g)    Severability; Survival. Each provision of this Section 7 shall be deemed to be a separate and independent provision. If any portion of the covenants or agreements contained in this Section 7, the specific forfeiture provisions related to vested Restricted Stock Units, or the application thereof, is construed to be invalid or unenforceable, the other portions of such covenants or agreements or the application thereof shall not be affected and shall be given full force and effect without regard to the invalid or unenforceable portions to the fullest extent possible. If any covenant or agreement in this Section 7 is held to be unenforceable because of the duration thereof or the scope thereof, then the court making such determination shall have the power to reduce the duration and limit the scope thereof, and the covenant or agreement shall then be enforceable in its reduced form. The covenants and agreements contained in this Section 7 shall survive the termination of the Participant’s employment with Dynex and shall survive the termination of this Agreement.
(h)    Tolling. Notwithstanding the foregoing, should the Participant violate any of the restrictive covenants of this Agreement, then the period of the Participant’s breach of such covenant

(“Violation Period”) shall stop the running of the corresponding Restricted Period. Once the Participant resumes compliance with the restrictive covenant, the Restricted Period applicable to such covenant shall be extended for a period equal to the Violation Period so that Dynex enjoys the full benefit of the Participant’s compliance with the restrictive covenant for the duration of the corresponding Restricted Period.
8.    No Stockholder Rights.
The Participant has no voting rights, no dividend rights and no other ownership rights and privileges of a stockholder with respect to the shares of Stock subject to the Restricted Stock Units, except as provided in Section 4 with respect to dividend equivalents.
9.    Retention Rights.
Neither the award of the Restricted Stock Units, nor any other action taken with respect to the Restricted Stock Units, shall confer upon the Participant any right to continue in the employ or service of the Company or a Subsidiary or shall interfere in any way with the right of the Company or a Subsidiary to terminate Participant’s employment or service at any time.
10.    Amendment; Modification or Substitution.
This award may be amended, modified or substituted by the Committee, in whole or in part, in accordance with Section 15.1 of the Plan.
11.    Notice.
Any notice to the Company provided for in this Agreement shall be addressed to it in care of the Chief Legal Officer of the Company, 140 Eastshore Drive, Suite 100, Glen Allen, VA 23059, and any notice to the Participant shall be addressed to the Participant at the current address shown on the payroll system of the Company or a Subsidiary thereof, or to such other address as the Participant may designate to the Company in writing. Any notice provided for hereunder shall be delivered by hand, sent by telecopy or electronic mail, or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage and registry fee prepaid in the United States mail, or other mail delivery service. Notice to the Company shall be deemed effective upon receipt. By receipt of this Agreement, the Participant hereby consents to the delivery of information (including without limitation, information required to be delivered to the Participant pursuant to the applicable securities laws) regarding the Company, the Plan, and the Restricted Stock Units via the Company’s electronic mail system or other electronic delivery system.
12.    Incorporation of Plan by Reference.
This Agreement is made pursuant to the terms of the Plan, the terms of which are incorporated herein by reference, and shall in all respects be interpreted in accordance therewith. The decisions of the Committee shall be conclusive upon any question arising hereunder. The Participant’s receipt of the Restricted Stock Units awarded under this Agreement constitutes the Participant’s acknowledgment that all decisions and determinations of the Committee with respect to the Plan, this Agreement, and/or the Restricted Stock Units shall be final and binding on the Participant, the Participant’s beneficiaries, and any other person having or claiming an interest in such Restricted Stock Units. The settlement of any award with respect to the Restricted Stock Units is subject to the provisions of the Plan and to interpretations, regulations, and determinations concerning the Plan as established from time to time by the Committee in accordance with the provisions of the Plan. In the event of any inconsistency between this Agreement or the Plan, on the one hand, and any employment agreement or similar service-based agreement with the Participant, on the other hand, the terms of this Agreement or the Plan (as applicable) shall control.
13.    Income Taxes; Withholding Taxes.
The Participant agrees, as a condition of receiving the Restricted Stock Units, to pay to the Company or a Subsidiary, as applicable, or make arrangement satisfactory to the Company regarding the payment of, all applicable federal, state and local taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to the Restricted Stock Units. The Participant is solely responsible for the satisfaction of all taxes and penalties that may arise in connection with the Restricted Stock Units pursuant to this Agreement. At the time of taxation, the Company shall have the right to deduct from amounts payable with respect to the Restricted Stock Units, including by withholding shares of Stock, an amount equal to the federal (including FICA), state and local income and payroll taxes and other amounts as may be required by law to be withheld with respect to the Restricted Stock Units. Without limiting the foregoing, upon payment of the Restricted Stock Units, the Company shall withhold shares subject to the vested Restricted Stock Units to cover any of the applicable withholding for related FICA tax and income tax liabilities at the minimum applicable tax rate.
14.    Governing Law.
The validity, construction, interpretation, and effect of this instrument shall exclusively be governed by, and determined in accordance with, the applicable laws of the Commonwealth of Virginia, excluding any conflicts or choice of law rule or principle.
15.    Award Subject to Applicable Laws and Company Policies.
    This Agreement shall be subject to any required approvals by any governmental or regulatory agencies. This award of Restricted Stock Units shall be subject to repayment to (i.e., clawback by) the Company or a related entity as determined in good faith by the Committee or the Board in the event repayment is required by the terms of the Company’s recoupment, clawback or similar policy as may be in effect from time to time or by applicable federal or state law or regulation or applicable listing standard of any national securities exchange or system on which the Stock is then listed or reported; provided that any such clawback or similar policy that is adopted by the Board after the Grant Date shall have a look-back period of not more than approximately three years, unless, in the opinion of counsel satisfactory to the Participant, required by applicable federal or state law or regulation or applicable listing standard.
16.    Assignment.
This Agreement shall bind and inure to the benefit of the successors and assignees of the Company. The Participant may not sell, assign, transfer, pledge, or otherwise dispose of the Restricted Stock Units, except in the event of the Participant’s death.
17.    Code Section 409A.
This award of Restricted Stock Units is intended to be exempt from or comply with the applicable requirements of Code Section 409A and shall be administered in accordance with Code Section 409A.

Notwithstanding anything in this Agreement to the contrary, if the Restricted Stock Units constitute “deferred compensation” under Code Section 409A and the Restricted Stock Units become vested and settled upon the Participant’s termination of employment, payment with respect to the Restricted Stock Units shall be delayed for a period of six months after the Participant’s termination of employment if the Participant is a “specified employee” as defined under Code Section 409A (as determined by the Committee) and if required pursuant to Code Section 409A. If payment is delayed, the shares of Stock of the Company and accrued cash dividend equivalents shall be distributed within 30 days after the date that is the six-month anniversary of the Participant’s termination of employment. If the Participant dies during the six-month delay, the shares of Stock and accrued cash dividend equivalents shall be distributed in accordance with the Participant’s will or under the applicable laws of descent and distribution. Notwithstanding any provision to the contrary herein, payments made with respect to this award of Restricted Stock Units may only be made in a manner and upon an event permitted by Code Section 409A, and all payments to be made upon a termination of employment hereunder may only be made upon a “separation from service” as defined under Code Section 409A, if required pursuant to Code Section 409A. To the extent that any provision of this Agreement would cause a conflict with the requirements of Code Section 409A, or would cause the administration of the Restricted Stock Units to fail to satisfy the requirements of Code Section 409A, such provision shall be deemed null and void to the extent permitted by applicable law. In no event shall the Participant, directly or indirectly, designate the calendar year of payment. If the Restricted Stock Units constitute “deferred compensation” under Code Section 409A and payment is subject to the execution of a Release, and if such payment could be made in more than one taxable year, payment shall be made in the later taxable year, if required by Code Section 409A. The Company shall have no liability with respect to taxation under Code Section 409A.
[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute and attest this instrument, and the Participant has placed the Participant’s signature hereon, effective as of the Grant Date set forth above.
DYNEX CAPITAL, INC.

By: /s/ Smriti L. Popenoe
Name:    Smriti L. Popenoe
Title: Co-Chief Executive Officer and President

By signing below, the Participant (a) acknowledges receipt of the Plan incorporated herein, (b) acknowledges that the Participant has read this Agreement and understands the terms and conditions set forth herein, (c) accepts the award of the Restricted Stock Units described in this Agreement, (d) agrees to be bound by the terms of the Plan and this Agreement, and (e) agrees that all decisions and determinations of the Committee with respect to the Restricted Stock Units shall be final and binding.

                        PARTICIPANT

                        /s/ Michael Sartori
                        Name:    Michael Sartori
                        Date:    March 10, 2026

Signature Page to Restricted Stock Unit Award